Exhibit 107

Calculation of Filing Fee Tables

F-3ASR
(Form Type)

Diversified Energy Company PLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary shares, nominal (par) value £0.20 per share	457(c)	19,910,181	$13.14	$261,619,778.34	0.00015310	$40,053.99
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities	-	-	-	-	-	-	-	-	-	-	-	-
	Total Offering Amounts					$261,619,778.34		$40,053.99
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$40,053.99

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of ordinary shares as may be issuable with respect to the ordinary shares being registered hereunder, as a result of stock splits, stock dividends or other similar transactions.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices of the registrant’s ordinary shares as reported on the New York Stock Exchange on May 9, 2025, which was $13.14.